EXHIBIT 99.3

4900 West 78th Street	Tel: 952-820-0080	www.AugustTech.com
Bloomington, MN 55435 USA	Fax: 952-820-0060	info@augusttech.com

News Release For Release on July 14, 2005

Contact:	Stan Piekos, CFO
Phone:	(952) 259-1672
E-mail:	stan.piekos@augusttech.com

Contact:	Megan Andrada, Communications
Phone:	(952) 259-1647
E-mail:	megan.andrada@augusttech.com

August Technology Files Lawsuit Against Camtek, Ltd. in U.S. Federal Court

Company protects intellectual property from competitor

Minneapolis – July 14, 2005 - August Technology Corporation (Nasdaq: AUGT) today announced that it has filed a patent infringement lawsuit against Camtek, Ltd. (Nasdaq: CAMT) of Migdal Haemek, Israel.

The patent infringement lawsuit, filed in U.S. federal court in Minneapolis, alleges that Camtek’s line of inspection equipment sold under the “Falcon” trademark infringes on August Technology’s U.S. patent no. 6,826,298.

“August Technology has worked extremely hard to achieve our leadership position in the back-end inspection market.  We have invested millions of dollars developing the products that deliver the value our customers need to be successful in their businesses,” said Cory Watkins, August Technology’s chief technology officer.  “The technology that powers our products is the key to our continued ability to provide value to our customers and shareholders and we are obligated to enforce the intellectual property rights that protect our technology.”

About August Technology: August Technology’s automated inspection and data analysis solutions provide critical product and process enhancing information, which enables microelectronic device manufacturers to drive down costs and time to market.  With the first all-surface advanced macro inspection solution, August Technology has incorporated frontside, backside and wafer edge inspection in a single system.  Following detection August Technology’s decision tools correlate the defect data across surfaces and provide the comprehensive information necessary for device manufacturers to make process-enhancing decisions.  Headquartered in Bloomington, Minnesota, August Technology supports its customers with a worldwide sales and service organization.  Additional information can be found on the company’s web site at www.augusttech.com.

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